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                                                                   EXHIBIT 10.11

                          HILLENBRAND INDUSTRIES, INC.
                           DIRECTOR PHANTOM STOCK PLAN


     The Hillenbrand Industries, Inc. Director Phantom Stock Plan (the "Plan") is an unfunded deferred compensation plan for certain directors of Hillenbrand Industries, Inc. ("Hillenbrand" or the "Company"). This Plan has been approved by the Board of Directors of Hillenbrand on this 10th day of July, 2001.

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01. Administrator. The term "Administrator" means Hillenbrand.


     Section 1.02 Beneficiary. The term "Beneficiary" means, for a Participant, the individual or individuals designated by that Participant in the last Beneficiary Designation Form executed by that Participant to receive benefits in the event of that Participant's death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, the beneficiary shall be the Participant's estate.

     Section 1.03 Beneficiary Designation Form. The term "Beneficiary Designation Form" means the form on which a Participant designates his Beneficiary.

     Section 1.04 Board. The term "Board" means the Board of Directors of Hillenbrand Industries, Inc.

     Section 1.05 Director. The term "Director" means each non-employee member of the Board of Directors of the Company.

     Section 1.06 Effective Date. The term "Effective Date" means July 10, 2001.

     Section 1.07 Hillenbrand. The term "Hillenbrand" or the "Company" means Hillenbrand Industries, Inc. and any successor thereof.

     Section 1.08 Hillenbrand Common Stock. The term "Hillenbrand Common Stock" means the common stock, without par value, of Hillenbrand.

     Section 1.09 Participant. The term "Participant" means any individual who fulfills the eligibility requirements contained in Article II of this Plan and has been designated by the Board as a recipient of an award under the Plan.

     Section 1.10 Participation Account. The term "Participation Account" means the bookkeeping account maintained by the Administrator for each Participant reflecting amounts awarded under this Plan (as adjusted from time to time in the manner provided in Article III).

     Section 1.11 Phantom Shares. The term "Phantom Shares" means phantom shares of Hillenbrand Common Stock (each representing one share).

     Section 1.12 Plan. The term "Plan" means the plan embodied by this instrument as now in effect of hereafter amended.

     Section 1.13 Plan Year. The term "Plan Year" means the calendar year.


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                                   ARTICLE II
                            PARTICIPATION IN THE PLAN

     Section 2.01. Eligibility. Any Director shall be eligible to receive an award of Phantom Shares under the Plan.

     Section 2.02 Awards. Subject to the provisions of the Plan, the Board shall determine in its discretion the Directors to whom awards shall be made and the terms and conditions of each such award including, without limitation, the number of Phantom Shares to be awarded and the vesting schedule, if any, applicable to such award. The number of Phantom Shares awarded under the Plan shall be credited to a Participant's Participation Account.

     Section 2.03 Timing of Payout of a Participant's Participation Account. Phantom Shares credited to a Participant's Participation Account shall, to the extent vested, be distributed in shares of Hillenbrand Common Stock in a single payment as soon as practical following the earliest to occur of: (i) the Participant's death; (ii) the Participant's total and permanent disability; or
(iii) the Participant's ceasing to serve as a member of the Board. Any non-vested Phantom Shares credited to the Participant's Participation Account as of such date shall be forfeited on such date.

     Section 2.04 Withholding Tax Requirements. Each Participant shall, no later than the date as of which the value of an award first becomes includible in such person's gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, local, or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     Section 2.05 Securities Law Requirements. Each award under the Plan shall be subject to the requirement that, if at any time the Administrator shall determine that (i) the listing, registration or qualification of the award or the Hillenbrand Common Stock subject or related thereto upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the Participant with respect to the disposition of an award or Hillenbrand Common Stock subject or related thereto is necessary or desirable in order to satisfy any legal requirements, such award shall not be granted or paid, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Administrator. The Company shall have no obligation to effect any registration or qualification of the awards or Hillenbrand Common Stock under federal or state laws or to compensate a Participant for any loss caused by suspension or loss of the right to, or payment of, an award pursuant to the Plan.

                                   ARTICLE III
                             PARTICIPATION ACCOUNTS

     Phantom Shares awarded hereunder to a Participant shall be credited to his Participation Account. Any cash dividends or other distributions normally payable on Hillenbrand Common Stock prior to pay-out of the Participation Account shall be assumed to be distributed on Phantom Shares and reinvested in Phantom Shares at the closing price of Hillenbrand Common Stock on the applicable distribution date, and shall vest on the same date or dates as the underlying Phantom Shares; provided, however, that in the case of an extraordinary dividend or other distribution, the Board in its discretion may determine to treat such distribution as a separate phantom investment to be credited to the Participation Accounts in cash or in kind with earnings thereon to be credited at such rate or rates as determined by the Board at the time of such distribution. In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in capital structure affecting Hillenbrand Common Stock, the Phantom Shares then credited to a Participant's Participation Account shall be adjusted in the same manner as the Hillenbrand Common Stock. At the time specified in Section 2.03, the Company shall distribute to the Participant one share of Hillenbrand Common Stock for each Phantom Share then credited to his Participation Account to the extent then vested.


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                                   ARTICLE IV
                                 DEATH BENEFITS

     In the event of a Participant's death, the benefit payable to the Participant under the Plan, to the extent vested, shall be paid to his Beneficiary.

                                    ARTICLE V
                                 ADMINISTRATION

     Section 5.01 Delegation of Responsibility. Hillenbrand may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

     Section 5.02 Payment of Benefits. Benefits under the Plan shall be paid solely from the general assets of the Company, except to the extent payable upon the delivery of a certificate representing shares of Hillenbrand Common Stock. No Participant shall have any interest in any specific assets of the Company under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Participant and the Company. The Company's obligations under this Plan are purely contractual and shall not be funded or secured in any way.

                                   ARTICLE VI
                        AMENDMENT OR TERMINATION OF PLAN

     Section 6.01. Termination. The Board of Directors of Hillenbrand may at any time terminate this Plan. As of the date on which this Plan is terminated, no additional awards shall be made under the Plan. The Company shall pay to each Participant a number of shares of Hillenbrand Common Stock equal to the number of Phantom Shares then credited to his Participation Account (whether or not then vested) in a single payment as soon as practicable after the Plan termination.

     Section 6.02. Amendment. Hillenbrand may amend the provisions of this Plan at any time, provided, however, that no amendment shall adversely affect the rights of Participants or their Beneficiaries with respect to the Phantom Shares credited to their Participation Accounts immediately prior to the amendment.

                                   ARTICLE VII
                                  MISCELLANEOUS

     Section 7.01. Successors. This Plan shall be binding upon the successors of the Company.

     Section 7.02 Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana without regard to conflicts of law provisions.

     Section 7.03 No Service Contract. This Plan shall not be construed as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate director status at any time.

     Section 7.04 Non-Alienation. No Participant or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

     Section 7.05 Reservation of Shares. The Company shall reserve from time to time a sufficient number of shares of Hillenbrand Common Stock to satisfy its obligations under the Plan. Such shares shall be treasury shares.


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                                 [Form of grant]

[Award Recipient]*



Dear [Recipient]:

     1. Award. The Board of Directors of Hillenbrand Industries, Inc. (the "Company") has granted you an award of 4,112 Phantom Shares pursuant to the Hillenbrand Industries, Inc. Director Phantom Stock Plan (the "Plan"). Defined terms utilized herein and not otherwise defined shall have the meanings set forth in the Plan.

     2. Vesting of Phantom Shares. One-half of the Phantom Shares are fully vested. The other half will vest on December 31, 2001 provided that you continue to serve as a member of the Board of Directors of the Company on that date.

     3. Rules Governing Award. Your award shall be subject to all of the terms and conditions set forth in the Plan, a copy of which is enclosed.



                                                    Hillenbrand Industries, Inc.



                                                    By: ________________________



     * Grant awarded on July 10, 2001 to Peter F. Coffaro, Edward S. Davis, Leonard Granoff and John C. Hancock.